Exhibit 5.01

March 5, 2021
Entergy Corporation
639 Loyola Avenue
New Orleans, Louisiana 70113

Ladies and Gentlemen:

We have acted as counsel for Entergy Corporation (the “Company”) in connection with the Registration Statement on Form S-3, as amended (Registration Statement No. 333-233403) (the “Registration Statement”), relating to $650,000,000 in aggregate principal amount of the Company’s 1.90% Senior Notes due June 15, 2028 (the “2028 Notes”) and $650,000,000 in aggregate principal amount of the Company’s 2.40% Senior Notes due June 15, 2031 (the “2031 Notes” and, together with the 2028 Notes, “Senior Notes”). The Senior Notes have been issued pursuant to the Company’s Indenture, dated as of September 1, 2010, with Wells Fargo Bank, National Association, as trustee (the “Trustee”) (the Indenture, as heretofore supplemented, including by the officer’s certificates establishing the terms of the Senior Notes, being hereinafter referred to as the “Indenture”).
In our capacity as such counsel, we have examined the Registration Statement and the Indenture which has been filed with the Securities and Exchange Commission. As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of the officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein. We have also examined or have caused to be examined such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as originals of the documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have not examined the Senior Notes, except a specimen thereof, and we have relied upon a certificate of the Trustee as to the authentication and delivery thereof.

Entergy Corporation
March 5, 2021

Subject to the foregoing and the further exceptions and qualifications set forth below, we are of the opinion that the Senior Notes are legally valid and are binding obligations of the Company.
This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.
We hereby consent to the filing of this opinion as Exhibit 5.01 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement and to the references to our firm, as counsel, in the Registration Statement under the caption “Legality.” In giving the foregoing consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP